SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): October 26, 2012

VANITY EVENTS HOLDING, INC.

 (Exact name of Company as specified in charter)

Delaware	000- 52524	90-0821117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1111 Kane Concourse, Suite 304
Bay Harbor Islands, FL  33154
(Address of principal executive offices) (zip code)

 (786) 763-3830
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Company under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On October 26, 2012, Vanity Events Holding, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Monroe Milstein, an accredited investor (the “Investor”), providing for the sale by the Company to the Investor of a 10% convertible debenture in the principal amount of $200,000 (the “Debenture”). The Debenture matures on the second anniversary of the date of issuance (the “Maturity Date”) and bears interest a rate of 10% per annum, payable on the Maturity Date. The Investor may convert, at any time, the outstanding principal and accrued interest on the Debenture into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) at a conversion price that is a fifty percent (50%) discount of the lowest closing price of the Common Stock during the ten (10) trading days immediately preceding the date of conversion as quoted by Bloomberg, LP or such other quotation service as mutually agreed to by the parties ( “Conversion Price”).

With the exception of the shares the Company is obligated to issue to previous investors, for as long as the Debenture is outstanding, the Conversion Price of the Debenture shall be subject to adjustment for issuances of Common Stock or securities convertible into common stock or exercisable for shares of Common Stock at a purchase price of less than the then-effective Conversion Price, on any unconverted amounts, such that the then applicable Conversion Price shall be adjusted using full-ratchet anti-dilution on such new issuances subject, to customary carve outs, including restricted shares granted to officers, and directors and consultants.

The Investor has contractually agreed to restrict its ability to convert the Debenture such that the number of shares of the Company common stock held by each of the Investor and its affiliates after such conversion does not exceed 4.99% of the Company’s then issued and outstanding shares of Common Stock.

The securities sold in the private placement were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The investors are “accredited investors” as such term is defined in Regulation D promulgated under the Securities Act.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2012 (the “Effective Date”), the Company entered into an employment agreement (the “Agreement”) with Philip Ellett to serve as chairman, chief executive officer, chief financial officer and director of the Company. The Agreement shall begin as of the Effective Date and shall continue on a month-to-month basis until terminated by either party upon providing the other party with 30 days prior written notice. The base salary under the Agreement is a monthly gross salary of $7,000.  In addition, the Company shall issue to Mr. Ellett Two Million (2,000,000) shares of common stock provided however that Mr. Ellett cannot transfer the shares and must return all shares to the Company if he terminates employment within two years from date of issuance. Mr. Ellett is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time.

The foregoing information is a summary of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of such agreements, a copy of which are attached as an exhibit to this Current Report on Form 8-K. Readers should review such agreements for a complete understanding of the terms and conditions associated with these transactions.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1	Convertible Debenture, dated October 26, 2012, in the aggregate principal amount of $200,000

10.1	Securities Purchase Agreement, dated as of October 26, 2012, by and between Vanity Events Holding, Inc. and Monroe Milstein

10.3	Employment Agreement, dated November 7, 2012, by and between Vanity Events Holding, Inc. and Philip D. Ellett

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANITY EVENTS HOLDING, INC.

Dated: November 13, 2012	By:	/s/ Philip Ellett
Name: Philip Ellett
Title: Chief Executive Officer

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